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                                                                      EXHIBIT 21

                            LIST OF SUBSIDIARIES OF
                             WESTPOINT STEVENS INC.

                                                                % of Securities
                                                                Owned by
Name                                    Incorporated            Immed. Parent
--------------------------------------  ----------------------  ---------------
West Point-Pepperell Enterprises, Inc.  Delaware                   100%
   J.P. Stevens & Co., Inc.             Delaware                   100%
     WestPoint Stevens (Canada) Ltd.    Canada                     100%
      J.P. Stevens Enterprises, Inc.    Delaware                   100%
   Alamac Holdings Inc.                 Delaware                   100%
     Alamac Sub Holdings Inc.           Delaware                   100%
WestPoint Stevens Stores Inc.           Georgia                    100%
WestPoint Stevens (UK) Limited          England                    100%
   WestPoint Stevens (Europe) Limited   England                    100%
     Artway Designs Limited             England                    100%
     Lexward Properties Limited         England                    100%
     P.J. Flower Inc.                   New Jersey                 100%
WPS Receivables Corporation             Delaware                   100%
WPSI Inc.                               Delaware                   100%
WestPoint Stevens (Asia) Inc.           British Virgin Islands     100%


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